Exhibit 4.2

EXECUTION COPY

BA MASTER CREDIT CARD TRUST II

FIRST AMENDMENT TO

THE AMENDED AND RESTATED SERIES 2001-D SUPPLEMENT

THIS FIRST AMENDMENT TO THE AMENDED AND RESTATED SERIES 2001-D SUPPLEMENT, dated as of August 25, 2006 (this “Amendment”) is by and between FIA CARD SERVICES, NATIONAL ASSOCIATION (formerly known as MBNA America Bank, National Association), as Seller and Servicer, and THE BANK OF NEW YORK, as Trustee.

WHEREAS the Seller and Servicer and the Trustee have executed that certain Amended and Restated Pooling and Servicing Agreement, dated as of June 10, 2006 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Pooling and Servicing Agreement”);

WHEREAS the Seller and Servicer and the Trustee have executed that certain Amended and Restated Series 2001-D Supplement, dated as of June 10, 2006 (as amended and supplemented through the date hereof and as the same may be further amended, supplemented or otherwise modified and in effect from time to time, the “Supplement”);

WHEREAS the Seller and Servicer and the Trustee wish to amend the Supplement as provided herein;

NOW THEREFORE, in consideration of the promises and the agreements contained herein, the parties hereto agree to amend the provisions of the Supplement as follows:

SECTION 1. Amendment of Section 2. Section 2 of the Supplement is hereby amended by adding the following definitions in the appropriate alphabetical order:

“Commission” shall have the meaning specified in subsection 25(a).

“Sarbanes Certification” shall have the meaning specified in subsection 25(d)(iii).

“Servicing Criteria” shall mean the “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

SECTION 2. Addition of Sections 23, 24 and 25. The Supplement is hereby amended by adding the following new Sections 23, 24 and 25 after Section 22 of the Supplement:

Section 23. Annual Servicer’s Certificate for Series 2001-D. For purposes of the Officer’s Certificate prepared and delivered by the Servicer in accordance with Section 3.05 of the Agreement, with regard to Series 2001-D such Officer’s Certificate shall include a review of the Servicer’s activities and obligations under the Agreement, this Series Supplement and the Indenture.

Section 24. Annual Independent Accountants’ Servicing Report.

(a) With regard to any tranche of Notes or any additional Notes the offer and sale of which (i) commences on or before December 31, 2005 or (ii) is not registered with the Commission under the Securities Act, on or before the 90th day following the end of each fiscal year of the Trust and BA Credit Card Trust (or, if such 90th day is not a Business Day, the next succeeding Business Day), the Servicer, on behalf of the Trust, shall cause a firm of nationally recognized independent certified public accountants (who may also render other services to the Servicer or the Seller) to furnish reports prepared in accordance with Sections 3.06(a) and (b) of the Agreement. A copy of such reports may be obtained by any Series 2001-D Certificateholder by a request in writing to the Trustee addressed to the Corporate Trust Office.

(b) Notwithstanding any provision of Section 3.06 of the Agreement or subsection 24(a) to the contrary, with regard to any tranche of Notes or any additional Notes the offer and sale of which (i) commences after December 31, 2005 and (ii) is registered with the Commission under the Securities Act, on or before the 90th day following the end of each fiscal year of the Trust and BA Credit Card Trust (or, if such 90th day is not a Business Day, the next succeeding Business Day), commencing with the fiscal year ending June 30, 2006, the Servicer shall cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer or the Seller) to furnish, as provided in Section 13.05, to the Trustee and the Rating Agency each attestation report on assessments of compliance with the Servicing Criteria with respect to the Servicer or any affiliate thereof during the immediately preceding fiscal year delivered by such accountants pursuant to Rule 13(a)-18 or Rule 15(d)-18 of the Exchange Act and Item 1122 of Regulation AB; provided, however, that solely with respect to the fiscal year ending June 30, 2006, the Servicer, in its sole and absolute discretion, rather than cause the report described above to be furnished, may cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer or the Seller) to furnish, as provided in Section 13.05, to the Trustee and the Rating Agency:

(i) each attestation report on assessments of compliance with the Servicing Criteria with respect to the Servicer during the five-month period from and including February 1, 2006 to and including June 30, 2006 delivered by such accountants pursuant to Rule 13(a)-18 or Rule 15(d)-18 of the Exchange Act and Item 1122 of Regulation AB; and

(ii) reports prepared in accordance with Sections 3.06(a) and (b) of the Agreement for the period from and including July 1, 2005 to and including January 31, 2006.

A copy of such report (or reports, as applicable) may be obtained by any Series 2001-D Certificateholder by a request in writing to the Trustee addressed to the Corporate Trust Office.

Section 25. Compliance with Regulation AB.

(a) Intent of the Parties; Reasonableness. The Seller, the Trustee and the Servicer acknowledge and agree that the purpose of this Section 25 is to facilitate compliance by the Seller with the provisions of Regulation AB and related rules and regulations of the Securities and Exchange Commission (the “Commission”). The Seller shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than the Seller’s compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Trustee agrees to cooperate in good faith with any reasonable request by the Seller for information regarding the Trustee which is required in order to enable the Seller to comply with the provisions of Items 1109(a), 1109(b), 1117, 1118, 1119 and 1122 of Regulation AB as it relates to the Trustee or to the Trustee’s obligations under the Agreement or this Series Supplement. The Servicer shall cooperate fully with the Seller to deliver to the Seller (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Seller to permit the Seller to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer and the Accounts, or the servicing of the Receivables, reasonably believed by the Seller to be necessary in order to effect such compliance.

(b) Additional Representations and Warranties of the Trustee. The Trustee shall be deemed to represent to the Seller, as of the date on which information is provided to the Seller under Section 25(c) that, except as disclosed in writing to the Seller prior to such date: (i) neither the execution or the delivery by the Trustee of the Agreement or this Series Supplement, the performance by the Trustee of its obligations under this Agreement or this Series Supplement nor the consummation of any of the transactions by the Trustee contemplated thereby, is in violation of any indenture, mortgage, bank credit agreement, note or bond purchase agreement, long-term lease, license or other agreement or instrument to which the Trustee is a party or by which it is bound, which violation would have a material adverse effect on the Trustee’s ability to perform its obligations under the Agreement or this Series Supplement, or of any judgment or order applicable to the Trustee; and (ii) there are no proceedings pending or threatened against the Trustee in any court or before any governmental authority, agency or arbitration board or tribunal which, individually or in the aggregate, would have a material adverse effect on the right, power and authority of the Trustee to enter into the Agreement or this Series Supplement or to perform its obligations under the Agreement or this Series Supplement.

(c) Information to Be Provided by the Trustee. The Trustee shall (i) on or before the final Business Day of each month, provide to the Seller, in writing, such information regarding the Trustee as is requested for the purpose of compliance with Item 1117 of Regulation AB, and (ii) as promptly as practicable following notice to or discovery by the Trustee of any changes to such information, provide to the Seller, in writing, such updated information.

The Trustee shall (i) on or before the final Business Day of each January, April, July and October, provide to the Seller such information regarding the Trustee as is requested for the purpose of compliance with Items 1109(a), 1109(b), 1118 and 1119 of Regulation AB, and (ii) as promptly as practicable following notice to or discovery by the Trustee of any changes to such information, provide to the Seller, in writing, such updated information. Such information shall include, at a minimum:

(A) the Trustee’s name and form of organization;

(B) a description of the extent to which the Trustee has had prior experience serving as a trustee for asset-backed securities transactions involving credit card receivables;

(C) a description of any affiliation or relationship between the Trustee and any of the following parties to a Securitization Transaction, as such parties are identified to the Trustee by the Seller in writing in advance of such Securitization Transaction:

(1) the sponsor;

(2) any depositor;

(3) the issuing entity;

(4) any servicer;

(5) any trustee;

(6) any originator;

(7) any significant obligor;

(8) any enhancement or support provider; and

(9) any other material transaction party.

(D) In connection with the above-listed parties, a description of whether there is, and if so the general character of, any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party, apart from the asset-backed securities transaction, that currently exists or that existed during the past two years and that is material to an investor’s understanding of the asset-backed securities.

(d) Report on Assessment of Compliance and Attestation. On or before the 60th day following the end of each fiscal year of the Trust and BA Credit Card Trust, commencing in 2006, the Trustee shall:

(i) deliver to the Seller and the Servicer a report regarding the Trustee’s assessment of compliance with the Servicing Criteria during the immediately preceding fiscal year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB; provided, however, that solely with respect to the fiscal year ending June 30, 2006, the Trustee may deliver a report with regard to the period from and including February 1, 2006 to and including June 30, 2006 only. Such report shall be addressed to the Seller and the Servicer and signed by an authorized officer of the Trustee, and shall address each of the Servicing Criteria specified in Exhibit E hereto or such criteria as mutually agreed upon by the Seller, the Servicer and the Trustee.

(ii) deliver to the Seller and the Servicer a report of a registered public accounting firm reasonably acceptable to the Seller and the Servicer that attests to, and reports on, the assessment of compliance made by the Trustee and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act; and

(iii) deliver to the Seller, the Servicer and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of the Trust, BA Credit Card Trust or the Seller with respect to a Securitization Transaction a certification, signed by any Vice President or more senior officer of the Trustee, substantially in the form attached hereto as Exhibit D or such form as mutually agreed upon by the Seller, the Servicer and the Trustee.

The Trustee acknowledges that the parties identified in clause (iii) above may rely on the certification provided by the Trustee pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

SECTION 3. Addition of Exhibits D and E to Supplement. The Supplement is hereby amended by adding new Exhibits D and E, in their respective forms attached hereto, after Exhibit C to the Supplement.

SECTION 4. Effectiveness. The amendments provided for by this Amendment shall become effective upon receipt by the Trustee of the following:

(a) Evidence of satisfaction of the Rating Agency Condition.

(b) Confirmation from the Seller and Servicer that it has received a copy of the written notification referred to in subsection 4(a) above and that such written notification is satisfactory to the Seller and Servicer in its sole discretion.

(c) An Opinion of Counsel for the Seller addressed to the Trustee to the effect that the terms of this Amendment will not adversely affect in any material respect the interests of any Investor Certificateholder.

(d) Counterparts of this Amendment, duly executed by the parties hereto.

SECTION 5. Supplement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Supplement shall remain in full force and effect. All references to the Supplement in any other document or instrument shall be deemed to mean such Supplement as amended by this Amendment. This Amendment shall not constitute a novation of the Supplement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Supplement, as amended by this Amendment, as though the terms and obligations of the Supplement were set forth herein.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

SECTION 7. Governing Law; Submission to Jurisdiction; Agent for Service of Process. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto declare that it is their intention that this Amendment shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Amendment involves at least $100,000.00, and (b) that this Amendment has been entered into by the parties hereto in express reliance upon 6 DEL. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b)(1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b)(1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

SECTION 8. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Supplement, or if not therein, then in the Pooling and Servicing Agreement. All Section or subsection references herein shall mean Sections or subsections of the Supplement, except as otherwise provided herein.

IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

FIA CARD SERVICES, NATIONAL ASSOCIATION
(formerly known as MBNA America Bank, National Association), as Seller and Servicer

By:	/s/ Scott W. McCarthy
Name:	Scott W. McCarthy
Title:	Senior Vice President

THE BANK OF NEW YORK, as Trustee

By:	/s/ Catherine L. Cerilles
Name:	Catherine L. Cerilles
Title:	Assistant Vice President

[Signature Page to First Amendment to Amended and Restated Series 2001-D Supplement]

EXHIBIT D

FORM OF ANNUAL CERTIFICATION

Re:	The amended and restated series 2001-D supplement to the amended and restated pooling and servicing agreement, each dated as of June 10, 2006, each as amended, supplemented or otherwise modified from time to time (collectively, the “Agreement”), each between FIA Card Services, National Association (formerly known as MBNA America Bank, National Association), as seller (the “Seller”) and servicer (the “Servicer”), and The Bank of New York, as trustee.

I,                                                      , the                                                       of The Bank of New York (the “Company”), certify to the Seller, the Servicer and their respective officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the report on assessment of the Company’s compliance provided in accordance with Rules 13a-18 and 15d-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Company Information”), and the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB that were delivered by the Company to the Seller and the Servicer pursuant to the Agreement;

(2) To the best of my knowledge, the Company Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Information;

(3) To the best of my knowledge, all of the Company Information required to be provided by the Company under the Agreement has been provided to the Seller and the Servicer; and

(4) To the best of my knowledge, except as disclosed in the reports discussed in clause (1) above, the Company has fulfilled its obligations under the Agreement.

Date:

By:
Name:
Title:

EXHIBIT E

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Trustee shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the credit card accounts or accounts are maintained.

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration

1122(d)(2)(i)	Payments on credit card accounts are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	✓

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	✓

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	✓

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.	✓

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.

1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

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Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
Investor Remittances and Reporting

1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of credit card accounts serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	✓

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	✓

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	✓

Pool Asset Administration

1122(d)(4)(i)	Collateral or security on credit card accounts is maintained as required by the transaction agreements or related asset pool documents.

1122(d)(4)(ii)	Account and related documents are safeguarded as required by the transaction agreements	✓

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

1122(d)(4)(iv)	Payments on credit card accounts, including any payoffs, made in accordance with the related credit card accounts documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related asset pool documents.

1122(d)(4)(v)	The Servicer’s records regarding the accounts and the accounts agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s account (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a Account is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent Accounts including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for Accounts with variable rates are computed based on the related Account documents.

1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s Account documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable Account documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related Accounts, or such other number of days specified in the transaction agreements.

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Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

THE BANK OF NEW YORK,
as Trustee

Date:

By:
Name:
Title:

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